Exhibit 10.11

KRISPY KREME, INC.
KEY EMPLOYEE AGREEMENT
This Key Employee Agreement (this “Agreement”) is effective October 12, 2023 (the “Effective Date”), by and between JOSHUA CHARLESWORTH (“Executive”), KRISPY KREME, INC., a Delaware corporation (the “Company”), and KRISPY KREME DOUGHNUT CORPORATION, a North Carolina corporation (“KKDC”) (collectively, the “Parties”).
WHEREAS, Executive currently serves as the Global President and Chief Operating Officer of the Company and of KKDC, pursuant to that certain Employment Agreement between Executive and KKDC, dated as of February 8, 2017 (the “Prior Agreement”);
WHEREAS, effective as of January 1, 2024, Executive will be appointed to serve as the President and Chief Executive Officer of the Company and of KKDC, and will cease serving as the Company’s Global President and Chief Operating Officer;
WHEREAS, the Company and KKDC desire to continue to retain the services and employment of Executive on behalf of the Company and its Affiliates (as defined herein), and Executive desires to continue his services and employment with the Company, upon the terms and conditions hereinafter set forth; and
WHEREAS, Executive and KKDC mutually desire to provide for the continued services and employment of Executive by the Company on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.EMPLOYMENT BY THE COMPANY.
1.1Employment Term. On the terms and subject to the conditions set forth herein, the Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue such employment, for the period commencing on January 1, 2024 (the “Transition Date”) and continuing until such employment terminates in accordance with the provisions of Section 5 hereof (such period, the “Employment Term”).
1.2Titles and Responsibilities. Effective as of the Transition Date, Executive shall cease serving as the Global President and Chief Operating Officer of the Company and of KKDC. Subject to the terms set forth herein, during the Employment Term, Executive shall be employed as the President and Chief Executive Officer of the Company and of KKDC. During the Employment Term, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company and its Affiliates, as applicable. During the Employment Term, to the extent requested by the Company’s Board of Directors (the “Board”) and as set forth in the Company’s By-Laws (and, if necessary, approved by the relevant stockholders), Executive shall also serve as an officer of any of the direct or indirect subsidiaries of the Company, in each case without additional compensation.

1.3Location. Subject to the Company’s business travel and remote work policies, as in effect from time to time, the principal location of Executive’s employment hereunder will be at the Company’s headquarters in Charlotte, North Carolina. Executive understands and agrees that given the nature of his duties, Executive will be required to travel frequently for business reasons or as otherwise required by the Board.
1.4Executive Positions. During the Employment Term, Executive will serve in an executive capacity, will be the senior most officer of the Company and will have the customary powers, responsibilities and authorities of chief executive officers of companies of the same or similar size, type and nature, and shall perform such duties as are customarily associated with his positions, consistent with the governing documents of the Company as now constituted and as such documents may be amended from time to time, and as reasonably required by the Board. At, or any time after, the time of Executive’s termination of employment with the Company for any reason, Executive shall automatically be deemed to resign from each position Executive holds with the Company and its Affiliates, unless otherwise requested by the Company.
1.5Company Policies. During the Employment Term, the employment relationship between Executive and the Company shall also be governed by the general policies and practices of the Company, which shall be applicable to Executive (including, but not limited to, any compensation recoupment policy, and policies and practices relating to protection of confidential information and assignment of inventions), except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control, provided that any such differences comply with applicable laws, rules and regulations and written policies of the Company. Executive shall at all times strictly adhere to the highest professional and ethical standards in the performance of his duties in his new positions. Without in any way limiting the generality of the immediately preceding sentence, Executive shall at all times comply with the Company’s Code of Conduct.
1.6Continued Services. From the Effective Date through December 31, 2023 (the “Transition Period”), Executive shall continue to perform services diligently and in good faith in accordance with the Prior Agreement. During the Transition Period, Executive shall continue to receive his base salary, be eligible to participate in an annual bonus plan, and be provided with employee benefits, in each case, in accordance with the Prior Agreement (as modified by Section 2.4 hereof).
1.7Notwithstanding any provision of this Agreement to the contrary, if Executive’s employment with the Company and KKDC terminates before the Transition Date under any circumstances, this Agreement shall thereupon automatically be null and void and without effect, and neither Executive nor the Company shall have any rights or obligations hereunder (other than as set forth in Section 2.4 hereof).
2.COMPENSATION.
2.1Salary. For services to be rendered hereunder, during the Employment Term, Executive shall receive an annual base salary of not less than $1,000,000, subject to applicable withholdings and required deductions, payable in accordance with the Company’s normal payroll practices. From time to time, Executive will be considered for increases in Base Salary (as defined herein), as determined in the sole discretion of the Remuneration and Nomination Committee of the Board (the “Remuneration Committee”). For all purposes under this Agreement, references to “Base Salary” mean Executive’s base salary in effect at the applicable time.
2.2Annual Cash Bonus. During the Employment Term, Executive shall be eligible to participate in an annual bonus plan at a target bonus level of 100% of Base Salary with the opportunity to receive a maximum annual bonus of 200% of Base Salary in accordance with the terms and conditions of the annual bonus plan established by the Board from time to time, with such annual bonus plan and bonus payments thereunder to be based on the achievement of certain specified performance criteria for the applicable year, it being understood that (i) the annual performance criteria will be determined by the Board or the Remuneration Committee, and announced to Executive promptly thereafter, (ii) the actual annual bonus amount will be determined by the Board based upon performance against such criteria, and (iii) the amount of the annual bonus, if any, will not be guaranteed and may be determined to be an amount that is less than or greater than the target bonus level depending on the level of achievement of performance for the applicable year (the “Annual Bonus”). The Annual Bonus shall be paid to Executive in a lump sum no later than March 15th of the calendar year following the year in which the Annual Bonus was earned, subject to Executive’s continued employment with the Company through the last day of the calendar year with respect to which such Annual Bonus was earned, except as otherwise provided herein.
2.3Equity Compensation — Annual Long-Term Incentives.
2.3.1For each calendar year during the Employment Term, at or about the time that the Company makes annual grants generally to its senior officers, the Company shall award Executive under the Company’s 2021 Omnibus Incentive Plan or a successor plan (the “LTI Plan”) that number of Restricted Stock Units (as defined in the LTI Plan) determined by dividing (i) $1,000,000 by (ii) the Fair Market Value (as defined in the LTI Plan) of a Share (as defined in the LTI Plan) on the grant date, rounded to the nearest whole number of Restricted Stock Units (each such grant is herein referred to as an “Annual Award”). The terms and conditions applicable to each such Annual Award shall be determined by the Committee (as defined in the LTI Plan).
2.3.2Notwithstanding the foregoing, with respect to the Annual Award granted in 2024 pursuant to Section 2.3.1 (the “2024 Annual Award”), fifty percent (50%) of the Restricted Stock Units granted under the 2024 Annual Award shall be subject to service-based vesting conditions (the “Service Based RSUs”) and fifty percent (50%) of the Restricted Stock Units granted under the 2024 Annual Award shall be subject to performance vesting conditions (the “PSUs”). The Service Based RSUs shall vest (A) 60% on the third (3rd) anniversary of the grant date, (B) 20% on the fourth (4th) anniversary of the grant date and (C) 20% on the fifth (5th) anniversary of the grant date, subject, in each case, to Executive’s continued employment with the Company through the applicable vesting date and the other terms and conditions of the LTI Plan and the applicable award agreement. The PSUs shall vest on the last day of the Company’s 2026 fiscal year, subject to the achievement of applicable performance goals established by the Committee (as defined in the LTI Plan), Executive’s continued employment with the Company through the applicable vesting date and the other terms and conditions of the LTI Plan and the applicable award agreement.

2.3.3For clarity, any equity awards granted Executive prior to the Effective Date under the LTI Plan, the Krispy Kreme Holdings, Inc. Long-Term Incentive Plan, the Krispy Kreme Holdings, Inc. Executive Ownership Plan, the Insomnia Cookies Holdings, LLC Executive Ownership Plan, or the Insomnia Cookies Holdings, LLC Long-Term Incentive Plan (collectively, the “Equity Plans”) or the Prior

Agreement shall continue in accordance with their existing terms and shall not be modified as a result of entering into this Agreement or the change in Executive’s titles or scope of responsibilities.
2.4Matching Award; Insomnia Matching REU Award.
2.4.1Matching Award. In recognition of (i) Executive’s previous acquisition of 447,667 Shares and (ii) Executive’s receipt of 44,475 Shares in settlement of certain Restricted Stock Units held by Executive that are scheduled to vest on October 1, 2023, on November 1, 2023 the Company shall award Executive 492,142 Restricted Stock Units under the LTI Plan (the “Matching Award”). Except as otherwise provided in the LTI Plan, the Matching Award granted pursuant to this Section 2.4 shall vest on the fifth (5th) anniversary of the grant date of the Matching Award, subject to Executive’s continued employment with the Company through such vesting date and the other terms and conditions of the LTI Plan and the applicable award agreement.
2.4.2Insomnia Matching REU Award. As soon as practicable following the Effective Date, Executive shall be granted an award under the Insomnia Cookies Holdings, LLC Executive Ownership Plan (the “Insomnia Equity Plan”) of 3,925 Restricted Equity Units (as defined in the Insomnia Equity Plan) (the “Insomnia Matching REU Award”), subject to the prior approval of the Committee (as defined in the Insomnia Equity Plan). Subject to the terms of the Insomnia Equity Plan and the agreement(s) or other instrument(s) or document(s) evidencing the Insomnia Matching REU Award, the Insomnia Matching REU Award will vest as follows: 60% of the Insomnia Matching REU Award will vest on the third (3rd) anniversary of the date the Insomnia Matching REU Award is granted, 20% of the Insomnia Matching REU Award will vest on the fourth (4th) anniversary of such grant date, and 20% of the Insomnia Matching REU Award will vest on the fifth (5th) anniversary of such grant date, subject to Executive’s continued employment with the Company through the applicable vesting date; provided, that in the event that, prior to the applicable vesting date, Insomnia Cookies Holdings, LLC (“Insomnia”) undergoes a Change of Control (as defined in the Insomnia Equity Plan) or the Class A Units (as defined in the Insomnia Equity Plan) become Publicly Traded (as defined in the Insomnia Equity Plan), then as of the consummation date of such Change in Control or Underwritten Offering (as defined in the Insomnia Equity Plan), 100% of the Insomnia Matching REU Award shall accelerate and become fully vested.
2.5Other Benefits. During the Employment Term, Executive (and, to the extent dependent coverage is afforded under the terms of such plans, his eligible dependents) shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its executives generally and will receive credit under the Company’s employee benefit plans for Executive’s years of service under the Prior Agreement. Executive shall be entitled to paid vacation in accordance with the Company’s policy in effect from time to time with respect thereto.

2.6Indemnification and Insurance. During the Transition Period and the Employment Term, Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company for the benefit of its directors and officers. The Company shall defend, indemnify and hold Executive harmless, to the fullest extent permitted by law, from and against all costs, charges and expenses (including reasonable attorneys’ fees), and shall, to the fullest extent permitted by law, provide for the advancement of expenses incurred or sustained in connection with any action, suit or proceeding to which Executive or his legal representative may be made a party by reason of Executive’s being or having been a director, officer, or employee of the Company or any of its Affiliates. The provisions of this Section 2.6 shall not be deemed exclusive of any other rights to which Executive seeking indemnification may have under any by-law, agreement, vote of stockholders or directors, or otherwise. To the extent any the Company enters into indemnification agreements with any of its directors or officers, then the Company shall offer to enter into a similar agreement with Executive.
3.CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.
3.1Confidential Information. Executive specifically agrees that he shall not at any time, either prior to, during or subsequent to the Employment Term, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company, use, divulge, disclose or communicate to any Person any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company or any of its Affiliates, including, but not limited to, the Company’s and its Affiliates’ sales and marketing methods, programs and related data, or other written records used in the Company’s and its Affiliates’ businesses; the Company’s and its Affiliates’ computer processes, programs and codes; the names, addresses, buying habits or practices of any of their respective clients or customers; compensation paid to other employees and independent contractors and other terms of these employment or contractual relationships; or any other confidential information of, about or concerning the business of the Company or any of its Affiliates, their manner of operations, or other data of any kind, nature or description. The Parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets that affect the successful conduct of the Company’s and its Affiliates’ businesses and each of their good will, and that any breach of any term of this section is a material breach of this Agreement.
3.2Permitted Disclosures.
3.2.1Notwithstanding the foregoing, nothing in this Agreement or any other agreement Executive may have with the Company or any of its Affiliates will prohibit or restrict Executive from (i) voluntarily communicating with an attorney retained by Executive; (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the U.S. Department of Justice, the U.S. Consumer Financial Protection Bureau, the U.S. Commodity Futures Trading Commission, the Equal Employment Opportunity Commission, the North Carolina Human Relations Commission (or any other state or local commission on human rights), or any self-regulatory organization regarding possible violations of law, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, in each case, without advance notice to the Company; (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934; (iv) disclosing any information (including confidential information) to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Company prior to any such disclosure to the extent legally permitted); or (v) making any disclosure of information or documents to a court for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company or any of its Affiliates).

3.2.2Executive is hereby advised that pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. §1833(b)), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company where the disclosure is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney, and solely for the purpose of reporting or investigating a suspected violation of law; and (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. The activities and disclosures described in this Section 3.2 will be referred to collectively as the “Protected Activities.”
3.3Company Property. Executive agrees that all office equipment, credit cards, entry cards, identification badges, keys, notebooks, documents, memoranda, reports, files, samples, books, correspondence, records, business plans, forecasts, financial information, specifications, agreements, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Company and its Affiliates, that Executive might prepare, use, construct, observe, possess or control (including copies thereof, in whole or in part), shall be and shall remain the Company’s and its Affiliates’ sole property (collectively, “Company Property”). Upon the termination of Executive’s employment for any reason or no reason, or upon the Company’s request, Executive shall return all Company Property in his possession or control.
4.OUTSIDE ACTIVITIES.
4.1Activities. Except with the prior written consent of the Board, Executive will not during his employment hereunder undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, subject to the limitations set forth in Section 4.2 and Section 6 of this Agreement. Notwithstanding the foregoing and provided that the following activities do not materially interfere with Executive’s duties and responsibilities as President and Chief Executive Officer, Executive may, subject to the limitations set forth in Section 6 and Executive’s compliance with the Company’s Code of Conduct, (i) engage in charitable and community affairs, and (ii) serve on the board of directors of other companies with the prior written consent of the Remuneration Committee.

4.2Investments and Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any material position, investment or interest known by him to be adverse or antagonistic to the Company and its Affiliates or their businesses or prospects, financial or otherwise.
5.TERMINATION OF EMPLOYMENT.
5.1At-Will Employment. Executive’s employment relationship with the Company is at-will. The Company shall have the right to terminate Executive’s employment hereunder at any time, with or without “Cause” (as defined in Section 5.5.2 below), and with or without advance notice. Executive shall have the right to terminate Executive’s employment hereunder at any time, with or without “Good Reason” (as defined in Section 5.5.4 below), upon not less than 60 days’ advance written notice to the Board (which may be waived in whole or in part in writing by the Board and which waiver shall not constitute a termination without Cause). Upon termination of employment for any reason, Executive (or Executive’s beneficiaries) shall be entitled to receive the Accrued Obligations (as defined in Section 5.2 below), and the vesting, payment and exercisability of Executive’s equity awards (whether granted under this Agreement or prior to or pursuant to the Prior Agreement or otherwise) shall be in accordance with the terms of the applicable Equity Plan and award agreement.
5.2Termination for Cause, Death or Disability or Voluntary Termination. If the Company terminates Executive’s employment at any time for Cause, if Executive’s employment is terminated due to death or Disability (as such term is defined in the LTI Plan) or if Executive voluntarily terminates his employment other than for Good Reason, Executive’s Base Salary shall cease on the date of termination, and Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation or benefits, other than payment of Base Salary accrued through the date of termination, payment of any earned but unpaid Annual Bonus for the calendar year prior to the calendar year in which termination occurs (solely upon Executive’s termination of employment due to death or Disability, but not upon a termination of Executive’s employment for Cause), and other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans (collectively, the “Accrued Obligations”).
5.3Severance Benefits. In the event that (i) the Company terminates Executive’s employment without Cause or (ii) Executive terminates his employment for Good Reason, in each case, in addition to receiving the Accrued Obligations, provided that Executive timely executes and does not revoke a Release Agreement (as defined in Section 10) in accordance with Section 10, then (subject to Section 5.4 hereof), Executive shall receive:
5.3.1Continued payment of Executive’s then current Base Salary in substantially equal installments on the Company’s regularly scheduled pay dates for a period of twenty-four (24) months following the termination date (the “Base Salary Continuation”); provided that the first installment of the Base Salary Continuation shall commence on the first payroll date following the 30th day after the date of such termination, and shall include any base salary payments that would have been paid prior thereto under the terms of this Agreement had such payments commenced immediately upon the date of such termination; and

5.3.2Payment in a single lump-sum of an amount (the “COBRA Subsidy Payment”), equal to (A) eighteen (18), multiplied by (B) the difference between (x) the monthly premium for Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) healthcare coverage payable by Executive for Executive and Executive’s dependents as of the termination date and (y) the monthly premium amount paid by active employees of the Company for healthcare coverage under the Company’s plan as of the termination date. The COBRA Subsidy Payment shall be payable on the first payroll date following the 30th day after the date of such termination (the Base Salary Continuation and the COBRA Subsidy Payment, collectively, the “Severance Payments”).
5.3.3Any equity-related awards made to, or purchases by, Executive shall be separately governed by the terms and conditions of the applicable Equity Plan and the applicable award agreement.
5.4Cessation of Severance Payments. If Executive violates any provision of Sections 3, 4, 6, 7 or 8 of this Agreement (each, an “Executive Covenant” and, collectively, the “Executive Covenants”), the Company shall have no obligation to pay any unpaid Severance Payments, and Executive will not be entitled to any further compensation from the Company or any of its Affiliates; provided, however, that, if no Severance Payments have been paid to Executive as of the date of any such violation, the Company shall pay Executive $1,000 as consideration for Executive’s signing and not revoking the Release Agreement (with such payment to be made on or as soon as practicable following the first payroll date following the expiration of Executive’s statutory revocation period with respect to the Release Agreement). The Company’s ability to cease payment of Severance Payments to Executive outlined in this Section 5.4 does not preclude any remedy available to the Company and its Affiliates, including, but not limited, to injunctive relief, in the event of any violation of the Executive Covenants.

5.5Definitions. For purposes of this Agreement:
5.5.1“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.
5.5.2“Cause” means the occurrence of any of the following, as determined by the Board: (i) Executive’s conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that Executive has committed a felony under the laws of the United States or of any state thereof, including its territories and possessions, or a similar crime under the laws of any country outside of the United States, or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or any of its Affiliates; (ii) Executive’s material breach of any agreement entered into between Executive and the Company or any of its Affiliates (including this Agreement) that is not cured, to the extent curable as determined by the Board, by Executive within ten (10) days following the Board’s notice to Executive of such material breach;
(iii) Executive’s material breach of any written policy of the Company or any of its Affiliates that is not cured, to the extent curable as determined by the Board, by Executive within ten (10) days following Board notice to Executive of such material breach; (iv) willful misconduct or gross negligence by Executive in respect of Executive’s duties; (v) Executive’s engaging in any act or making any statement which, in each case, significantly impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or any of its Affiliates; or (v) Executive’s engagement in any activity that constitutes a material conflict of interest with the Company or any of its Affiliates and that is not cured, to the extent curable as determined by the Board, by Executive within ten (10) days following the Board’s notice to Executive of such material conflict.

5.5.3“Company Business” means (i) any business that provides customer direct retail doughnuts, cookies, bakery goods, or any other product which, as of the date of determination, the Company or any of its Affiliates is producing or marketing, or planning to produce or market (collectively, the “Company Products”); (ii) any business that researches, develops, markets, manufactures, wholesales and/or distributes any of the Company Products; or (iii) any business that engages in any form of consumer packaged goods business or consumer direct retail business that is the same as, or similar to, the Company’s business or planned business as of the date of determination, if the entity’s revenue from the sale of such goods business exceeds 15% of the entity’s business.
5.5.4“Company Related Parties” means the Company and any of its Affiliates, or any of their respective direct or indirect significant franchisees, trustees, partners, agents, directors, officers or employees thereof (in their capacity as such), or any of the Company’s direct or indirect shareholders.
5.5.5“Good Reason” means the occurrence, without Executive’s consent (but not in connection with a termination on account of Executive’s death, Disability or retirement or a termination for Cause) of (i) a material reduction in Executive’s Base Salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) a change in the geographic location at which Executive must perform services which increases Executive’s commute by more than thirty-five (35) miles; or (iv) any other action or inaction that constitutes a material breach by the Company of its obligations under this Agreement. Prior to any termination for Good Reason, Executive must provide written notice to the Board of the existence of the Good Reason event within ninety (90) days following the initial existence of the event, and the Company shall have a period of thirty (30) days following such notice to cure the event. If the event is cured within such time period, any termination by Executive of his employment shall not be considered a termination for Good Reason.
5.5.6“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
5.5.7“Works” means, collectively, all inventions, works of authorship, discoveries, concepts, and ideas (whether or not patentable, copyrightable, or protectable as a mask work) with which Executive becomes acquainted or creates or develops as a result of his employment by the Company and its Affiliates, including, but not limited to, technical descriptions for products, technical proposals, product plans, product specifications, design documents and technical documents, user’s guides, illustrations, advertising material, computer programs (including the contents of read only memories), source and object codes, and any contribution to any such materials, proposals and oral presentations.
6.NON-COMPETITION; NON-SOLICITATION; NONDISPARAGEMENT.
6.1Non-Competition. While employed by the Company or any of its Affiliates and for a period of twenty-four (24) months following the last day of Executive’s employment with the Company for any reason (such period, the “Restricted Period”), Executive will not, without first obtaining the prior written approval of the Remuneration Committee, serve in a management or executive-level role with, or provide business, strategic, sales, financial, operational or technical advice or services, to the extent that Executive provided such advice or services to the Company or any of its Affiliates at any time during the twenty-four (24) months immediately preceding the date of Executive’s termination, to any other Person engaged in or actively preparing to engage in any Company Business (as defined herein), within any state in the United States or in any country, in each case, in which Executive provided services or had a material presence or influence for or on behalf of the Company at any time during the twenty-four (24) months immediately preceding the date of Executive’s termination (the “Restricted Area”); provided, however, that, notwithstanding the foregoing, during the Restricted Period, Executive will not be prevented from providing services to a multi-division company so long as (x) Executive is not employed by or does not provide services to a division of such company that engages in and derives more than 15% of its revenues from the Company Business within the Restricted Area, (y) during the course of such employment or service, Executive undertakes not to, and does not, have any discussions with, or participate in, the governance, management or operations of any division of Executive’s new employer or service recipient that is engaged in and derives more than 15% of its revenues from the Company Business within the Restricted Area, and (C) Executive does not engage in the Company Business within the Restricted Area.
6.2Non-Solicitation. While employed by the Company or any of its Affiliates and during the Restricted Period, Executive will not, directly or indirectly, (a) solicit, attempt to solicit, induce, or otherwise cause or engage in any action intended to encourage (i) any employee of the Company or any of its Affiliates at the level of manager or above and with annual base salary in excess of $100,000; or (ii) any independent contractor or consultant of the Company or any of its Affiliates with annual compensation or fee arrangement in excess of $100,000, in each case of clause (i) and (ii), with whom Executive had contact or about whom Executive learned or obtained confidential information during

Executive’s provision of services to the Company and its Affiliates (each, a “Restricted Person”), to terminate his or her relationship with the Company or any of its Affiliate, as applicable, or (b) hire or engage, or offer to hire or engage, any Restricted Person. Further, while employed by the Company or any of its Affiliates and during the Restricted Period, Executive will not, directly or indirectly, solicit (for a business competitive with the Company or any of its Affiliates) the business of, or transact business with, any Person who or which was a customer, vendor or franchisee of the Company or any of its Affiliates on the date of Executive’s termination or at any time during the one (1) year period immediately preceding the date of Executive’s termination, in each case, with whom or which Executive had contact or about whom Executive developed, learned or obtained confidential information during Executive’s employment with the Company or any of its Affiliates.

6.3Nondisparagement. Without limiting the Protected Activities, while employed by the Company or any of its Affiliates and in perpetuity thereafter, Executive will not make or publish, or cause to be made or published through any print or electronic media or otherwise, or through a third-party, any disparaging comments about any of the Company Related Parties (as defined herein).
6.4Executive will also be subject to the terms of any non-competition or other restrictive covenants applicable to other employees of the Company and its Affiliates generally, pursuant to Company policy as set forth in the Company’s Code of Conduct, in addition to the other restrictive covenants that apply as set forth above.
7.OWNERSHIP OF WORK PRODUCT.
7.1Work Product. Executive agrees and acknowledges that the Company owns all right, title and interest, including all worldwide copyrights, patent rights and trade secrets, in all materials, Works (as defined herein), Confidential Information, inventions, creations, expressions, ideas, improvements and derivative works, produced by Executive as a result of or in connection with his employment by the Company during his employment with the Company and its Affiliates (collectively, “Work Product”). Executive further agrees that the Work Product and all physical embodiments thereof are and shall at all times remain the sole and exclusive property of the Company.
7.2Assignment. To the extent that title to the Work Product does not vest in the Company, Executive hereby irrevocably transfers and assigns to the Company all worldwide right, title and interest in the Work Product, all physical embodiments thereof, and all intellectual property rights relating thereto, including all worldwide copyrights, patent rights, trade secrets, and confidential and proprietary information rights.
7.3Executive Agreement. Executive agrees:
7.3.1To immediately disclose or transfer to the Company all information and physical embodiments relating to Work Product developed in whole or in part by him on behalf of the Company and its Affiliates prior to or during the Employment Term, and
7.3.2At the request and expense of the Company, to do all things and sign all documents or instruments reasonably necessary in the opinion of the Board to eliminate any ambiguity as to the right of the Company or contesting third party to the ownership of such Work Product including without limitation, providing to the Company his full cooperation in any litigation or other proceedings to establish, protect or obtain such rights.

7.4Prior Development. Any materials or works developed by Executive prior to his employment with the Company (whether pursuant to the Prior Agreement, this Agreement or otherwise) shall remain with Executive. If Executive uses such materials or works in connection with the performance of his employment with the Company, Executive grants the Company an unrestricted, royalty-free, perpetual license to make use of such materials or works as required by the Company and its Affiliates.
7.5Executive understands that his obligations under this Section 7 are in addition to, and not in limitation of, his obligations under the Company’s Code of Conduct (or successor document thereto), which is expressly incorporated herein by reference. Executive further understands that any work performed by him during his employment with the Company shall be considered a “Work Made for Hire” as defined in the U.S. copyright laws, and shall be owned by and for the express benefit of the Company. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Company all of his right, title, and interest in such work product, including, but not limited to, all copyrights and other proprietary rights. Executive shall take all actions reasonably requested by the Company to vest ownership of such creative work in the Company and to permit the Company to obtain copyright, trademark, patent, or similar protection in its name.
8.COOPERATION.
Executive agrees to cooperate voluntarily and fully with the Company and its Affiliates regarding any actual or threatened litigation or internal review or investigation involving the Company or any of its Affiliates. Executive further agrees that Executive will cooperate with the Company and its Affiliates and provide the Company and its Affiliates, as applicable, with truthful information regarding the work that Executive has done for the Company or any of its Affiliates, including the location and contents of all files, including electronic files, relating to such work. Executive’s cooperation shall include, but not be limited to, the following: (i) being available to meet and speak with officers or employees of the Company or any of its Affiliates, the Company’s counsel or any third-parties at the request of the Company or any of its Affiliates at reasonable times and locations to be determined by the Company or its applicable Affiliate, without unreasonably interfering with any of Executive’s then-current work responsibilities; (ii) giving accurate and truthful information at any interviews and accurate and truthful testimony; (iii) producing documents or information, including electronic documents or information, in Executive’s possession or control, as instructed by the Company or its applicable Affiliate or its or their counsel; (iv) executing accurate and truthful documents; and (v) taking such other actions as may reasonably be requested by the Company and its Affiliates or its or their counsel to effectuate the foregoing. The Parties expressly represent and agree that the payments made or to be made by the Company or any of its Affiliates to Executive are not conditioned upon or related to the substance of any testimony or information provided by Executive pursuant to the foregoing. Notwithstanding the foregoing, this Section 8 shall not limit or in any way diminish the Protected Activities.
9.RELEASE.
Prior to receiving any of the Severance Payments, Executive shall execute and make effective a Release Agreement substantially in the form attached hereto as Exhibit A (the “Release Agreement”) after his termination of employment. Unless the Release Agreement is executed by Executive, delivered to the Company and becomes effective within thirty (30) days after the termination of Executive’s employment with the Company (or within such longer period if required by applicable law), Executive shall not receive any Severance Payments.

10.REMEDIES.
Executive’s duties and obligations under the Executive Covenants shall, to fullest extent permitted by applicable law, survive termination of Executive’s employment with the Company. The parties acknowledge that a remedy at law for any breach or threatened breach by Executive of any of the Executive Covenants would be inadequate and the harm would be irreparable and agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. Executive and the Company agree and acknowledge that the promises and covenants contained in this Agreement, including without limitation Executive’s opportunity to participate in the LTI Plan and the Insomnia Equity Plan, are good, sufficient, fair, reasonable, and mutually agreed-upon consideration for Executive’s agreement to be bound by the Executive Covenants. Executive agrees that the restrictions contained in each of the Executive Covenants are reasonable and necessary to protect the confidential information and trade secrets of the Company and its Affiliates, and do not and will not prevent Executive from obtaining subsequent employment that is satisfactory to Executive. If, at the time of enforcement of any of the Executive Covenants, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area, and the parties hereto agree that a court may reform or otherwise revise one more of the Executive Covenants so as to render it valid and enforceable to the extent necessary.
11.GENERAL PROVISIONS.
11.1Notices. Any notice or other communication required or permitted under this Agreement will be effective only if it is in writing and will be deemed given when delivered personally, through electronic email (with receipt thereof confirmed), one (1) day after it is sent through a reputable overnight carrier, or three (3) business days after it is mailed by registered mail, return receipt requested, to the Parties at the following addresses (or at such other address as a Party may specify by notice given hereunder to the other Parties hereto):
If to Executive:
At the address listed in the Company’s personnel records.
If to the Company or any of its Affiliates:
2116 Hawkins Street
Charlotte, NC 28203
Attention: Chief Legal Officer & Corporate Secretary

11.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

11.3Waiver. If any Party should waive any breach of any provisions of this Agreement, such Party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
11.4Amendment and Waiver; Rights Cumulative. This Agreement may be amended, waived or discharged only if authorized by the Board and only by a writing referencing the amendment, waiver or discharge of this Agreement signed by Executive and by a duly authorized representative of the Company (other than Executive). No failure or neglect of any of the Parties in any instance to exercise any right, power or privilege hereunder or under law will constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by any of the Parties must be contained in a written instrument signed by the Party to be charged and, in the case of the Company, by a duly authorized representative of the Company (other than Executive). The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by any of the Parties hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, will not preclude or waive its right to exercise any or all other rights and remedies.
11.5Executive’s Acknowledgement. Executive expressly acknowledges that he has been advised, and has the right, to consult with counsel regarding Executive’s rights and obligations under this Agreement and the terms of the Release Agreement attached as Exhibit A hereto, including without limitation in respect of the Executive Covenants set forth in this Agreement, and that Executive fully understands the terms and conditions contained herein and therein.
11.6Representations. Each Party represents and warrants to the others that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or their obligations under this Agreement will not violate any agreement between him or it and any other Person. Executive represents that to the best of his knowledge, he is not a party to, involved in, or under investigation in connection with, any pending or threatened litigation, proceeding or investigation, whether governmental or otherwise that would materially and adversely affect the business or reputation of the Company or any of its Affiliates. Executive has not engaged in misconduct or breach of duty that would, if disclosed, result in injury or reputational harm to the Company or any of its Affiliates, and Executive will not engage in any such misconduct during the term of this Agreement.
11.7Counterparts; Facsimile, Digital or Electronic Signatures. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. This Agreement may be transmitted and / or signed by facsimile, digital, or electronic transmission and / or signature. The effectiveness of any such signatures shall have the same force and effect as manually signed originals and shall be binding on all parties to this Agreement.
11.8Headings; Sections. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof. References herein to a Section shall mean the Sections of this Agreement unless expressly stated otherwise.
11.9Successors and Assigns. Executive’s rights and obligations under this Agreement will not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof will be void. Executive hereby agrees that the Company may assign this Agreement, in whole or in part, to a third party. This Agreement will be binding upon, and inure to the benefit of, the Company and its successors and assigns.

11.10Attorneys’ Fees. If any Party hereto brings any action to enforce his or its rights hereunder, the prevailing Party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.
11.11Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Charlotte, North Carolina and conducted by JAMS Mediation, Arbitration and ADR Services (“JAMS”), or its successor, under its then-existing Rules and Procedures. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator will: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator will be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Notwithstanding anything to the contrary herein, (a) Executive may, but is not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a pre-dispute arbitration agreement covering such claims invalid or unenforceable; and (b) this Section 11.11 shall not (1) cover any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement or (2) preclude Executive from filing charges with the federal Equal Employment Opportunity Commission or similar state or local agencies. Nothing in this Section 11.11 is intended to prevent either Executive or the Company and its Affiliates from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
11.12Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction). Notwithstanding Section 11.11 of this Agreement, or any other agreement to arbitrate that Executive has with the Company, all actions and proceedings arising out of or relating to the Restrictive Covenants will be heard and determined exclusively in the superior court or the business litigation session of the superior court in Charlotte, North Carolina, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding.

11.13Tax Withholding. The Company and its Affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its Affiliates are required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company and its Affiliates shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.
11.14Section 280G. Notwithstanding anything in this Agreement or any other plan, arrangement or agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any of its Affiliates, or in connection with a change of control of any of the foregoing) (all such payments and benefits, the “Total Payments”) would fail to be deductible under Section 280G of the Code or otherwise would be subject (in whole or part) to the excise tax imposed by

Section 4999 of the Code (the “Excise Tax”) then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payments or benefits to be received by Executive that are subject to Section 280G of the Code shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments).
11.15Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid an accelerated or additional tax under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided to Executive during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

11.16Third-Party Beneficiary. Each Affiliate of the Company will be a third-party beneficiary of Executive’s obligations under this Agreement and will have the right to enforce this Agreement as if a party hereto.
11.17Further Assurances. Executive will, upon the Company’s reasonable request, execute such further documents and take such other actions as may be permitted or reasonably required by law to implement the purposes, objectives, terms, and provisions of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

/s/ Joshua Charlesworth
JOSHUA CHARLESWORTH
Date: October 13, 2023

KRISPY KREME, INC.

By: /s/ Theresa Zandhuis     Name: Theresa Zandhuis
Its:    Chief People Officer
Date: October 13, 2023

KRISPY KREME DOUGHNUT CORPORATION

By: /s/ Theresa Zandhuis     Name: Theresa Zandhuis
Its:    Chief People Officer
Date: October 13, 2023

Exhibit A — Release Agreement

EXHIBIT A RELEASE AGREEMENT
This Release (the “Release”) is entered into by and by and among Krispy Kreme, Inc., a Delaware corporation (the “Company”), Krispy Kreme Doughnut Corporation, a North Carolina corporation (“KKDC”), and Joshua Charlesworth (“Executive”). Reference is made to the Key Employee Agreement, dated as of October 12, 2023, entered into by and between the Company, KKDC, and Executive (the “Employment Agreement”). Capitalized terms used, but not otherwise defined, herein will have the meanings given to such terms in the Employment Agreement.
1.In consideration for the Severance Payments, Executive, for and on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby voluntarily, knowingly and willingly releases and forever discharges the Company and all of its past and present parents, subsidiaries, and affiliates, each of their respective officers, directors, agents, representatives, attorneys, employees, shareholders, parents, subsidiaries, affiliates, predecessors successors, and assigns (collectively, the “Released Parties”), of and from any and all rights, claims, charges, liabilities, demands, actions, causes of action, complaints, suits, sums of money, debts, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature whatsoever, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent (collectively, “Claims”), that Executive or Executive’s heirs, executors, administrators, successors and assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (a) arising from the beginning of time up to the date Executive executes this Release, including any Claims (i) relating in any way to Executive’s employment relationship with the Company or any of the other Released Parties; (ii) arising out of or relating to tort, fraud or defamation; and (iii) arising under any federal, local or state statute or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act (the “ADEA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the North Carolina Wage and Hour Act, the North Carolina Equal Employment Practices Act, the North Carolina Handicapped Persons Protection Act, and the North Carolina Occupational Safety and Health Act; (b) arising out of or relating to the termination of Executive’s employment with the Company or any of the other Released Parties; or (c) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Released Parties and Executive; provided, however, that nothing in this Release will waive rights or Claims (1) to enforce the terms of this Release and to receive the Severance Payments; (2) for accrued vested benefits under the terms of any of the medical, dental, life insurance or tax-qualified employee benefit plans of the Company or any of its Affiliates; (3) for coverage under the directors and officers liability insurance policies, or relating to indemnification rights Executive may have under the Employment Agreement, the Company’s governing documents or otherwise; (4) as a stockholder of the Company or any of its Affiliates; (5) that cannot be legally waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits; or (6) to challenge the validity of the release of ADEA claims set forth in this Release.
2.Executive hereby acknowledges, represents and agrees that: (a) Executive has been given a period of twenty-one (21) days following the date of Executive’s termination to consider the terms of and sign this Release, and that Executive must sign this Release within the twenty- one (21)-day period to receive any Severance Payments, although Executive may sign it sooner if Executive so chooses; provided, however, that in no event can Executive sign this Agreement prior to the date of Executive’s termination; (b) the Company has advised Executive in writing by way of this paragraph to consult with
Ex. A-1

an attorney of Executive’s choosing prior to executing this Release; (c) Executive has received valuable and good consideration to which Executive would not otherwise be entitled in exchange for this Release; and (d) Executive is knowingly and voluntarily waiving and releasing any rights Executive may have, including those under the federal ADEA. Executive agrees that changes in this Release, whether material or not, will not restart the twenty-one (21)-day consideration period.

3.Executive further acknowledges and agrees that this Release will not become effective or enforceable until the eighth (8th) day after it is executed by Executive, and that Executive may revoke this Release at any time within seven (7) days after Executive executes it. Executive has been informed and understands that any such revocation must be in writing and delivered to the Company by hand, or sent by mail, within the seven (7)-day period. If delivered by mail, the revocation must be: (1) postmarked within the seven (7)-day period; (2) properly addressed as set forth in Section 11.1 of the Employment Agreement; and (3) sent by certified mail, return receipt requested. Executive understands that if Executive revokes or rescinds this Release within the seven (7)-day period, Executive will not be entitled to the Severance Payments.
4.If any term or provision of this Release is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Release or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Release is invalid, illegal or unenforceable, this Release shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Executive signs this Release.
5.Both Executive and the Company understand and agree that nothing contained in this Release or the Employment Agreement, or the fact that Executive receives any payment or benefit under such agreements, will be construed as an admission of any wrongdoing and/or liability on the part of anyone for any matter, all liability being expressly denied.
6.The parties acknowledge and agree that all Released Parties are third-party beneficiaries of this Release and have the right to enforce this Release.
7.This Release will be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.
8.All contests, disputes, controversies, or claims arising hereunder or related hereto will be resolved in accordance with the dispute resolution provisions in Section 11.11 of the Employment Agreement.
Signature page follows
Ex. A-2

IF EXECUTIVE CHOOSES TO SIGN THIS RELEASE, AS A CONDITION TO RECEIVING THE PAYMENTS AND BENEFITS PURSUANT TO THE EMPLOYMENT AGREEMENT, EXECUTIVE MUST DO SO ON OR WITHIN 21 DAYS FOLLOWING THE DATE OF EXECUTIVE’S TERMINATION. IF EXECUTIVE SIGNS THIS RELEASE PRIOR TO SUCH TIME, THE COMPANY WILL RETURN THIS RELEASE TO EXECUTIVE AND EXECUTIVE WILL BE ASKED TO TIMELY RE-EXECUTE THE RELEASE ON OR AFTER SUCH TIME.
Joshua Charlesworth

Signature
Date:
Exhibit A-3